As filed with the Securities and Exchange Commission on June 20, 2011
Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	87- 0656515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

Advanced Cell Technology, Inc. 2004 Stock Option Plan
Advanced Cell Technology, Inc. 2004 Stock Option Plan II
Advanced Cell Technology, Inc. 2005 Stock Incentive Plan

(full title of plan)

Gary Rabin
Interim Chief Executive Officer
33 Locke Drive
Marlborough, MA 01752
(Name and address of agent for service)

(508) 756-1212
 (Telephone number, including area code, of agent for service)

Copies to:

Thomas Rose, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Fl.
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	71,991,318	(2)	$0.191	(3)	$13,705,341.74	$1,596.41
Total	71,991,318				$13,705,341.74	$1,596.41

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable pursuant to the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan.
(3)	Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock as reported on the Over-the-Counter Bulletin Board on June 16, 2011.

Note regarding Combined Prospectus and Registration:

This Registration Statement on Form S-8 contains a combined prospectus pursuant to Rule 429 of Regulation C of the Securities Act with respect to the following previously filed Registration Statements:

Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed November 21, 2005, SEC File No. 333-127726.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 71,991,318 additional shares of common stock, $0.001 par value per share, of Advanced Cell Technology, Inc., with respect to a currently effective Registration Statement on Form S-8 relating to its 2005 Stock Incentive Plan. The contents of the Registration Statement on Form S-8 as filed on March 29, 2010, Registration No. 333-165757, are incorporated by reference into this Registration Statement.

In addition, the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 18,986,445 shares of our common stock, issuable upon exercise of options under our 2005 Stock Incentive Plan, 406,324 outstanding shares of our common stock issued under our 2005 Stock Incentive Plan, 750,000 shares of our common stock, issuable upon exercise of options under our 2004 Stock Option Plan, and 651,161 shares of our common stock, issuable upon exercise of options under our 2004 Stock Option Plan II.

Part I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Advanced Cell Technology, Inc. 2005 Stock Incentive Plan, 2004 Stock Option Plan, and 2004 Stock Option Plan II, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.            Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Gary Rabin
Interim Chief Executive Officer
33 Locke Drive
Marlborough, MA 01752
 (510) 748-4900

Information required by Part I to be contained in section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

REOFFER PROSPECUTS

ADVANCED CELL TECHNOLOGY, INC.

20,793,930 Shares of Common Stock

This reoffer prospectus relates to 20,793,930 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. The shares included in this prospectus include 406,324 shares issued to the Selling Stockholders pursuant to our 2005 Incentive Stock Plan, 18,986,445 shares issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to our 2005 Incentive Stock Plan, 750,000 shares issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to our 2004 Stock Option Plan, and 651,161 shares issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to our 2004 Stock Option Plan II. It is anticipated that the Selling Stockholders will offer common shares for sale at prevailing prices on the Over-the-Counter Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

Our 2005 Incentive Stock Plan, 2004 Stock Option Plan, and 2004 Stock Option Plan II authorize the issuance of up to 251,011,033, 2,800,000, and 1,301,161 shares of our common stock, respectively, to officers, directors, employees and consultants of the Company. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ACTC". On June 17, 2011 the closing price of our common stock on such market was $0.192 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 7 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this Prospectus is June 20, 2011

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON.

Our Company

Advanced Cell Technology, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”) is a biotechnology company focused on developing and commercializing human embryonic and adult stem cell technology in the emerging field of regenerative medicine.

We were incorporated in Nevada under the name Two Moon Kachinas Corp. on May 18, 2000. On December 30, 2004, we filed an amendment to our articles of incorporation to change our corporate name to A.C.T. Holdings, Inc. On January 31, 2005, we completed the acquisition of Advanced Cell Technology, Inc., a Delaware corporation (prior to the Reincorporation (as defined below), “ACT”), pursuant to the terms of an Agreement and Plan of Merger dated January 3, 2005. As a result of the transaction, we terminated our kachina doll business and succeeded to the business operations and research efforts of ACT in the field of biotechnology. On June 17, 2005, we filed an amendment to our articles of incorporation to change our corporate name to Advanced Cell Technology, Inc. On November 18, 2005, we consummated a merger with and into our wholly-owned subsidiary ACT (the “Reincorporation”).  As a result of the Reincorporation, we became a Delaware corporation.

We have acquired, developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of embryonic and adult stem cell research. We believe that our intellectual property portfolio is one of the strongest in the field. Our team includes some of the world's leading scientists in the field of stem cell research and development, and experts in conducting clinical trials. We believe our technology base, combined with our know-how, provides us with a strong competitive advantage and will facilitate the successful development and commercialization of products for use in the treatment of a wide array of chronic, degenerative diseases and in regenerative repair of a variety of acute diseases, such as trauma, myocardial infarction and burns.

Our belief that our intellectual property represents one of the strongest portfolios in the field is supported by:

• The early and consistent pace of filing, and the breadth of the large number of filings in the portfolio.
• The relative immaturity of this field of study.
• The limited number of truly competitive portfolios of intellectual property.

Regenerative medicine is a new and emerging field of study involving development of medical therapies based on advances in stem cell and nuclear transfer technology. We have developed and maintain a broad intellectual property (IP) portfolio, with ownership or exclusive licensing of over 28 issued patents and over 170 patent applications in the field of regenerative medicine and related areas. This significant volume of patents and patent licenses has been developed in the short span of approximately the past eight to eleven years.

Although we have strong competitors in this field, they are limited in number. We believe our intellectual property portfolio compares favorably with those of our competition based upon its size, focus and filing dates. With respect to the focus of our human embryonic stem cell portfolio, we believe that somatic cell nuclear transfer and chromatin transfer are, and will prove to be, one of the technological keys to successful development of stem cell therapies (see "Cellular Reprogramming," below). In addition, we have succeeded in deriving human embryonic cell lines without destroying the donor embryo through our proprietary single blastomere derivation technology. We own or have a license to numerous other technologies for dealing with transplant rejection, including means of activating oocytes during nuclear transfer, parthenogenesis, transdifferentiation, and dedifferentiation. Our intellectual property also includes patent rights and applications for specific applications of stem cell technology in producing retinal pigment epithelium (RPE), hemangioblasts, myoblast stem cells and numerous methods and compositions for the use of these technologies and derived cells in retinal disease, heart disease, immunodeficiency estates and cancer.

We have secured Food and Drug Administration (FDA) clearance to proceed to a Phase II Clinical Trial for its Myoblast  program for the treatment of heart failure, and the trial is currently being developed.  We believe that the company's myoblast technology has demonstrated that a myoblast transplantation treatment is feasible and safe in clinical trials conducted to date and that the technology could address the large market potential presented by heart failure.

Our research efforts to date in human embryonic technologies are at the level of clinical trials, pre-clinical development and basic research. November of 2009 we filed an Investigational New Drug (IND) Application with the US Food and Drug Administration (FDA) to initiate a Phase I/II multicenter study using embryonic stem cell derived retinal cells to treat patients with Stargardt’s Macular Dystrophy (SMD), as part of our RPE program. These retinal cells were developed using our proprietary blastomere derivation techniques.  In November 2010 the IND Application was cleared so that the Company can initiate a Phase I/II multicenter clinical trial using retinal cells derived from human embryonic stem cells (hESCs) to treat patients with Stargardt’s Macular Dystrophy (SMD).

On December 30, 2010, the US Food and Drug Administration (FDA) cleared the Company’s Investigational New Drug (IND) application to treat Dry Age-Related Macular Degeneration (AMD) using retinal pigment epithelial (RPE) cells derived from human embryonic stem cells (hESCs).

Our Hemangioblast program for the treatment of Diseases and Disorders of Circulatory and Vascular System is in  preclinical development.  These precursor cells derived from human embryonic stem (ES) cells can be used to achieve vascular repair in animal models of vascular injury.

We are focused on leveraging our key assets, including our intellectual property, our scientific team, our facilities and our capital, to accelerate the advancement of our stem cell technologies. In addition, we continue to pursue strategic collaborations with members of academia, industry and foundations to further accelerate the pace of our research efforts.

Our executive offices are located at 33 Locke Drive, Marlborough, MA 01752. Our website is located at www.advancedcell.com, and our telephone number is 508-756-1212.

Shares of common stock outstanding prior to this offering	1,545,269,200 (1)

Shares being offered by the selling stockholders	20,793,930 (including 406,324 outstanding shares and 20,387,606 shares issuable upon exercise of options)
Shares of common stock to be outstanding after the offering	1,565,656,806 (2)
Use of proceeds	We will not receive any proceeds from
the sale of the shares of common stock
offered in this prospectus.
Risk Factors	The purchase of our common stock
involves a high degree of risk. You
should carefully review and consider
"Risk Factors” beginning on page _.
Over-the-Counter Bulletin Board Symbol	ACTC

(1) As of May 31, 2011.

(2) Assumes the exercise of all options the underlying shares of which are included in this prospectus.

Risk Factors

Below we describe a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this prospectus, may adversely affect our business, operating results, financial condition and share price. The uncertainties and risks enumerated below as well as those presented elsewhere in this prospectus should be considered carefully in evaluating our company and our business and the value of our securities. The following important factors could cause our actual business, financial condition and future results to differ materially from those contained in forward-looking statements made in this prospectus or presented elsewhere by management from time to time.

Risks Relating to the Company’s Early Stage of Development

Our business is at an early stage of development and we may not develop therapeutic products that can be commercialized.

 We do not yet have any product candidates in late-stage clinical trials or in the marketplace. Our potential therapeutic products will require extensive preclinical and clinical testing prior to regulatory approval in the United States and other countries. We may not be able to obtain regulatory approvals (see REGULATORY RISKS), enter clinical trials for any of our products, or commercialize any products. Our therapeutic and product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production. In addition, we will need to determine whether any of our potential products can be manufactured in commercial quantities or at an acceptable cost. Our efforts may not result in a product that can be or will be marketed successfully. Physicians may not prescribe our products, and patients or third party payors may not accept our products. For these reasons we may not be able to generate revenues from commercial production.

We have limited clinical testing, regulatory, manufacturing, marketing, distribution and sales capabilities which may limit our ability to generate revenues.

Due to the relatively early stage of our therapeutic products, regenerative medical therapies and stem cell therapy-based programs, we have not yet invested significantly in regulatory, manufacturing, marketing, distribution or product sales resources.  We cannot assure you that we will be able to invest or develop any of these resources successfully or as expediently as necessary. The inability to do so may inhibit or harm our ability to generate revenues or operate profitably.

We have a history of operating losses and we may not achieve future revenues or operating profits .

We have generated modest revenue to date from our operations. Historically we have had net operating losses each year since our inception.  As of March 31, 2011, we have an accumulated deficit of $184,351,222 and a stockholders’ deficit of $12,268,317.  We incurred net losses of $3,342,037 and $17,849,633 for the three months ended March 31, 2011 and 2010, respectively, and net losses of $54,373,332 and $36,758,208 for the years ended December 31, 2010 and 2009, respectively.   We have limited current potential sources of income from licensing fees and the Company does not generate significant revenue outside of licensing non-core technologies. Additionally, even if we are able to commercialize our technologies or any products or services related to our technologies it is not certain that they will result in revenue or profitability

We are in the early stages of a strategic joint venture which may slow, impede or result in the termination of potential therapeutic products whose development is now the responsibility of the partnership and not solely of the Company.

In 2008, we entered into a new partnership (CHA) and as a result, we are subject to 3rd party interests (see RISKS RELATED TO THIRD PARTY RELIANCE) and control issues, not the least of which relates to certain of our employees no longer being exclusively managed by us. We therefore could be at risk for losing key employees. Additionally substantial operating and working capital will be required and there is no assurance that CHA Biotech Co. limited, partner in our joint venture, will be able to fund their requirements.

We have a limited operating history on which investors may evaluate our operations and prospects for profitable operations.

 If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment. Our prospects must be considered speculative in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly in light of the uncertainties relating to the new, competitive and rapidly evolving markets in which we anticipate we will operate. To attempt to address these risks, we must, among other things, further develop our technologies, products and services, successfully implement our research, development, marketing and commercialization strategies, respond to competitive developments and attract, retain and motivate qualified personnel. A substantial risk is involved in investing in us because, as an early stage company we have fewer resources than an established company, our management may be more likely to make mistakes at such an early stage, and we may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond our control.

Risks Relating to Technology

We are dependent on new and unproven technologies.

Our risks as an early stage company are compounded by our heavy dependence on emerging and sometimes unproven technologies. If these technologies do not produce satisfactory results, our business may be harmed. Additionally some of our technologies and significant potential revenue sources involve ethically sensitive and controversial issues which could become the subject of legislation or regulations that could materially restrict our operations and, therefore, harm our financial condition, operating results and prospects for bringing our investors a return on their investment.

Over the last two years we have narrowed our potential product pool to focusing on our Retinal Program as well as the applications of our I.P.S. technology, which will limit our revenue sources.

Our human embryonic stem cell program is in the IND phase; our myoblast program has received FDA clearance to proceed to Phase II human clinical trials; our Hemangioblast program is in the preclinical development stage, and the Company doesn’t foresee having a commercial product until clinical trials are completed. We have identified the programs that we are working to get into the clinical testing phase. We have narrowed the scope of our developmental focus to our Retinal Program and those related therapies, our blastomere program and, as part of our recently established partnership with CHA, developing products in the hemangioblast/immunology arena (see DESCRIPTION OF BUSINESS Section of prospectus).  As a result of our narrower product focus we have fewer revenue sources. Our emphasis on fewer programs may hinder our results if these programs are not successful.  Although our adult stem cell myoblast program has been approved for a Phase II clinical trial, we have suspended that program indefinitely due to a lack of funding. As a result of our emphasis on our retinal program, our hemangioblast program and our blastomere program, our ability to progress as a company is more significantly hinged on the success of fewer programs and thus, a setback or adverse development relating to any one of them could potentially have a significant impact on share price as well as an inhibitory effect on our ability to raise additional capital. Additionally, we partially rely on nuclear transfer and embryonic stem cell technologies that we may not be able to successfully develop, which will prevent us from generating revenues, operating profitably or providing investors any return on their investment.  We cannot guarantee that we will be able to successfully develop our retinal, hemangioblast, blastomere, nuclear transfer technology, embryonic stem cell or myoblast technologies or that such development will result in products or services with any significant commercial utility. We anticipate that the commercial sale of such products or services, and royalty/licensing fees related to our technology, would be our primary sources of revenues. If we are unable to develop our technologies, investors will likely lose their entire investment in us.

We may not be able to commercially develop our technologies and proposed product lines, which, in turn, would significantly harm our ability to earn revenues and result in a loss of investment.

Our ability to commercially develop our technologies will be dictated in large part by forces outside our control which cannot be predicted, including, but not limited to, general economic conditions, the success of our research and pre-clinical and field testing, the availability of collaborative partners to finance our work in pursuing applications of nuclear transfer technology and technological or other developments in the biomedical field which, due to efficiencies, technological breakthroughs or greater acceptance in the biomedical industry, may render one or more areas of commercialization more attractive, obsolete or competitively unattractive. It is possible that one or more areas of commercialization will not be pursued at all if a collaborative partner or entity willing to fund research and development cannot be located. Our decisions regarding the ultimate products and/or services we pursue could have a significant adverse affect on our ability to earn revenue if we misinterpret trends, underestimate development costs and/or pursue wrong products or services. Any of these factors either alone or in concert could materially harm our ability to earn revenues or could result in a loss of any investment in us.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

Risks Related to Intellectual Property

Our business is highly dependent upon maintaining licenses with respect to key technology.

Several of the key patents we utilize are licensed to us by third parties. These licenses are subject to termination under certain circumstances (including, for example, our failure to make minimum royalty payments or to timely achieve development and commercialization benchmarks). The loss of any of such licenses, or the conversion of such licenses to non-exclusive licenses, could harm our operations and/or enhance the prospects of our competitors.

Certain of these licenses also contain restrictions, such as limitations on our ability to grant sublicenses that could materially interfere with our ability to generate revenue through the licensing or sale to third parties of important and valuable technologies that we have, for strategic reasons, elected not to pursue directly. The possibility exists that in the future we will require further licenses to complete and/or commercialize our proposed products. We cannot assure you that we will be able to acquire any such licenses on a commercially viable basis.

Certain of our technology is not protectable by patent.

Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

Patent litigation presents an ongoing threat to our business with respect to both outcomes and costs.

We have previously been involved in patent interference litigation, and it is possible that further litigation over patent matters with one or more competitors could arise. We could incur substantial litigation or interference costs in defending ourselves against suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation is unfavorable, our business could be materially adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to us. Without additional capital, we may not have the resources to adequately defend or pursue this litigation.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.

The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

•	we will succeed in obtaining any patents in a timely manner or at all, or that the breadth or degree of protection of any such patents will protect our interests,

•	the use of our technology will not infringe on the proprietary rights of others,

•
patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or not be challenged invalidated or infringed, and

•	patents will not issue to other parties, which may be infringed by our potential products or technologies.

•
we will continue to have the financial resources necessary to prosecute our existing patent applications, pay maintenance fees on patents and patent applications, or file patent applications on new inventions.

We are aware of certain patents that have been granted to others and certain patent applications that have been filed by others with respect to nuclear transfer technologies. The fields in which we operate have been characterized by significant efforts by competitors to establish dominant or blocking patent rights to gain a competitive advantage, and by considerable differences of opinion as to the value and legal legitimacy of competitors' purported patent rights and the technologies they actually utilize in their businesses.

Patents obtained by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

A number of other pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapies, stem cells, and other technologies potentially relevant to or required by our expected products. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware that a number of companies have filed applications relating to stem cells. We are also aware of a number of patent applications and patents claiming use of stem cells and other modified cells to treat disease, disorder or injury.

If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make and use our potential products and such claims are ultimately determined to be valid, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we may not be able to develop some products commercially. We may be required to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. And adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.

We are not in full compliance with some of our license agreements.

We are not in full compliance with some of our licenses (see Our Intellectual Property in the DESCRIPTION OF BUSINESS section of this prospectus) and due to limited financial resources we cannot guarantee that we will regain full compliance status. If we are unable to be in compliance with our license agreements, our business may be harmed.

We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.

Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of potential competitors are located in these countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Several of these potential competitors may be further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

Regulatory Risks

We cannot market our product candidates until we receive regulatory approval.

We must comply with extensive government regulations in order to obtain and maintain marketing approval for our products in the United States and abroad. The process of obtaining regulatory approval is lengthy, expensive and uncertain. In the United States, the FDA imposes substantial requirements on the introduction of biological products and many medical devices through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and the time required to do so may vary substantially based upon the type and complexity of the biological product or medical device.

In addition, product candidates that we believe should be classified as medical devices for purposes of the FDA regulatory pathway may be determined by the FDA to be biologic products subject to the satisfaction of significantly more stringent requirements for FDA approval. Any difficulties that we encounter in obtaining regulatory approval may have a substantial adverse impact on our business and cause our stock price to significantly decline.

We cannot assure you that we will obtain FDA or foreign regulatory approval to market any of our product candidates for any indication in a timely manner or at all.

If we fail to obtain regulatory approval of any of our product candidates for at least one indication, we will not be permitted to market our product candidates and may be forced to cease our operations.

Even if some of our product candidates receive regulatory approval, these approvals may be subject to conditions, and we and our third party manufacturers will in any event be subject to significant ongoing regulatory obligations and oversight.

Even if any of our product candidates receives regulatory approval, the manufacturing, marketing and sale of our product candidates will be subject to stringent and ongoing government regulation. Conditions of approval, such as limiting the category of patients who can use the product, may significantly impact our ability to commercialize the product and may make it difficult or impossible for us to market a product profitably. Changes we may desire to make to an approved product, such as cell culturing changes or revised labeling, may require further regulatory review and approval, which could prevent us from updating or otherwise changing an approved product. If our product candidates are approved by the FDA or other regulatory authorities for the treatment of any indications, regulatory labeling may specify that our product candidates be used in conjunction with other therapies.

Once obtained, regulatory approvals may be withdrawn and can be expensive to maintain.

Regulatory approval may be withdrawn for a number of reasons, including the later discovery of previously unknown problems with the product. Regulatory approval may also require costly post-marketing follow-up studies, and failure of our product candidates to demonstrate sufficient efficacy and safety in these studies may result in either withdrawal of marketing approval or severe limitations on permitted product usage. In addition, numerous additional regulatory requirements relating to, among other processes, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping will also apply. Furthermore, regulatory agencies subject a marketed product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. Compliance with these regulatory requirements are time consuming and require the expenditure of substantial resources.

If any of our product candidates is approved, we will be required to report certain adverse events involving our products to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning the advertisement and promotional labeling of our products. As a result, even if we obtain necessary regulatory approvals to market our product candidates for any indication, any adverse results, circumstances or events that are subsequently discovered, could require that we cease marketing the product for that indication or expend money, time and effort to ensure full compliance, which could have a material adverse effect on our business.

If our products do not comply with applicable laws and regulations our business will be harmed.

Any failure by us, or by any third parties that may manufacture or market our products, to comply with the law, including statutes and regulations administered by the FDA or other U.S. or foreign regulatory authorities, could result in, among other things, warning letters, fines and other civil penalties, suspension of regulatory approvals and the resulting requirement that we suspend sales of our products, refusal to approve pending applications or supplements to approved applications, export or import restrictions, interruption of production, operating restrictions, closure of the facilities used by us or third parties to manufacture our product candidates, injunctions or criminal prosecution. Any of the foregoing actions could have a material adverse effect on our business.

Our products may not be accepted in the marketplace .

If we are successful in obtaining regulatory approval for any of our product candidates, the degree of market acceptance of those products will depend on many factors, including:

•
Our ability to provide acceptable evidence and the perception of patients and the healthcare community, including third party payors, of the positive characteristics of our product candidates relative to existing treatment methods, including their safety, efficacy, cost effectiveness and/or other potential advantages,

•	The incidence and severity of any adverse side effects of our product candidates,

•	The availability of alternative treatments,

•	The labeling requirements imposed by the FDA and foreign regulatory agencies, including the scope of approved indications and any safety warnings,

•	Our ability to obtain sufficient third party insurance coverage or reimbursement for our products candidates,

•	The inclusion of our products on insurance company coverage policies,

•	The willingness and ability of patients and the healthcare community to adopt new technologies,

•	The procedure time associated with the use of our product candidates,

•	Our ability to manufacture or obtain from third party manufacturers sufficient quantities of our product candidates with acceptable quality and at an acceptable cost to meet demand, and

•	Marketing and distribution support for our products.

We cannot predict or guarantee that physicians, patients, healthcare insurers, third party payors or health maintenance organizations, or the healthcare community in general, will accept or utilize any of our product candidates.  Failure to achieve market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business. In addition, if any of our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost-effective.

Risks Related to Domestic Governmental Regulation

Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.

Some of our most important programs involve the use of stem cells that are derived from human embryos. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed. Some political and religious groups have voiced opposition to our technology and practices. We use stem cells derived from human embryos that have been created for in vitro fertilization procedures but are no longer desired or suitable for that use and are donated with appropriate informed consent for research use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, thereby impairing our ability to conduct research in this field.

  Despite the rescission of President Bush’s Executive order in August 2001 by President Barack Obama in March 2009, the overall effect of new laws drafted by the NIH and put into effect regarding the dropping of restrictions on hES research has yet to be seen or made clear.

While it is unclear whether Federal law continues to restrict the use of federal funds for human embryonic cell research, commonly referred to as hES cell research, there can be no assurance that our operations will not be restricted by any future legislative or administrative efforts by politicians or groups opposed to the development of hES cell technology or nuclear transfer technology. Additionally the executive order does not overturn the Dickey–Wicker Amendment, a 13-year-old ban on federal funding for the actual creation of new stem cell lines, an act that destroys an embryo. In the United States these efforts still must be funded privately or by state governments. Further, there can be no assurance that legislative or administrative restrictions directly or indirectly delaying, limiting or preventing the use of hES technology, nuclear transfer technology, IPS technology, the use of human embryonic material, or the sale, manufacture or use of products or services derived from nuclear transfer technology or other hES technology will not be adopted or extended in the future.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and other countries, we cannot predict whether or when we will be permitted to commercialize our products.

Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. We are or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. The preclinical testing and clinical trials of the products that we or our collaborators develop are subject to extensive government regulation that may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted. The regulatory process, particularly in the biotechnology field, is uncertain, can take many years and requires the expenditure of substantial resources. Biological drugs and non-biological drugs are rigorously regulated. In particular, proposed human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. We may never obtain regulatory approval to market our proposed products.

Our products may not receive FDA approval, which would prevent us from commercially marketing our products and producing revenues.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. We cannot assure you that FDA approvals for any products developed by us will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of our products and our ability to generate product revenue.

For-profit entities may be prohibited from benefiting from grant funding.

There has been much publicity about grant resources for stem cell research, including Proposition 71 in California.  While the California Institute CIRM has provided grant funds to some for-profit entities, there is no guarantee that it will continue to do so, particularly given the state’s current budgetary conditions. As a result of these uncertainties regarding Proposition 71, we cannot assure you that funding, if any, will be available to us.

The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our and our licensors' research has been or is being funded in part by government grants. In connection with certain grants, the U.S. government retains rights in the technology developed with the grant. These rights could restrict our ability to fully capitalize upon the value of this research.

Risks Related to International Regulation

We may not be able to obtain required approvals in other countries.

 The requirements governing the conduct of clinical trials and cell culturing and marketing of our product candidates outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different clinical trial designs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval processes. Some foreign regulatory agencies also must approve prices of the products. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. We may not be able to file for regulatory approvals and may not receive necessary approvals to market our product candidates in any foreign country. If we fail to comply with these regulatory requirements or fail to obtain and maintain required approvals in any foreign country, we will not be able to sell our product candidates in that country and our ability to generate revenue will be adversely affected.

Financial Risks

We may not be able to raise the required capital to conduct our operations and develop and commercialize our products.

We require substantial additional capital resources in order to conduct our operations and develop and commercialize our products and run our facilities. We will need significant additional funds or a collaborative partner, or both, to finance the research and development activities of our therapies and potential products. Accordingly, we are continuing to pursue additional sources of financing.  Our future capital requirements will depend upon many factors, including:

•	The continued progress and cost of our research and development programs,
•	The progress with pre-clinical studies and clinical trials,
•	The time and costs involved in obtaining regulatory clearance,
•	The costs in preparing, filing, prosecuting, maintaining and enforcing patent claims,
•	The costs of developing sales, marketing and distribution channels and our ability to sell the therapies/products if developed,
•	The costs involved in establishing manufacturing capabilities for commercial quantities of our proposed products
•	Competing technological and market developments,
•	Market acceptance of our proposed products,
•	The costs for recruiting and retaining employees and consultants, and
•	The costs for educating and training physicians about our proposed therapies/products.

Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our shareholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs or potential products, any of which could have a material adverse affect on our financial condition or business prospects.

Risks Relating to Our Debt Financings

There are a large number of shares underlying our debt in full, and warrants. The sale of these shares may depress the market price of our common stock .

As of March 31, 2011, on an aggregated basis our debt and preferred stock financings may result in being converted into 4,384,737 shares of our common stock, and warrants and options that may be converted into approximately 164,014,862 shares of our common stock

Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants will cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants, including the replacement warrants, will result in substantial dilution to the interests of other stockholders since the selling security holders may ultimately convert and sell the full amount issuable on conversion. Although no single selling security holder may convert its convertible debentures and/or exercise its warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent each selling security holder from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, each selling security holder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

Our outstanding indebtedness on our Debentures imposes certain restrictions on how we conduct our business. In addition, all of our assets, including our intellectual property, are pledged to secure this indebtedness. If we fail to meet our obligations under the Debentures, our payment obligations may be accelerated and the collateral securing the debt may be sold to satisfy these obligations.

The Debentures and related agreements contain various provisions that restrict our operating flexibility. Pursuant to the agreement, we may not, among other things:

•
Except for certain permitted indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom,

•
Except for certain permitted liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom,

•	Amend our certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of holders of the Debentures and Warrants,

•	Repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common stock or common stock equivalents,

•
Enter into any transaction with any of our affiliates, which would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum otherwise required for board approval),

•	Pay cash dividends or distributions on any of our equity securities,

•	Grant certain registration rights

•	Enter into any agreement with respect to any of the foregoing, or

•	Make cash expenditures in excess of $1,000,000 per calendar month, subject to certain specified exceptions.

These provisions could have important consequences for us, including (i) making it more difficult for us to obtain additional debt financing from another lender, or obtain new debt financing on terms favorable to us, (ii) causing us to use a portion of our available cash for debt repayment and service rather than other perceived needs and/or (iii) impacting our ability to take advantage of significant, perceived business opportunities.

Our obligations under our securities purchase agreements are secured by substantially all of our assets.

Our obligations under certain security agreements, executed in connection with certain financings, with the holders of the debentures and warrants are secured by substantially all of our assets. As a result, if we default under the terms of the security agreement, such holders could foreclose on their security interest and liquidate all of our assets. This would cause operations to cease.

Risks Related to Third Party Reliance

We depend on third parties to assist us in the conduct of our preclinical studies and clinical trials, and any failure of those parties to fulfill their obligations could result in costs and delays and prevent us from obtaining regulatory approval or successfully commercializing our product candidates on a timely basis, if at all.

We engage consultants and contract research organizations to help design, and to assist us in conducting, our preclinical studies and clinical trials and to collect and analyze data from those studies and trials. The consultants and contract research organizations we engage interact with clinical investigators to enroll patients in our clinical trials. As a result, we depend on these consultants and contract research organizations to perform the studies and trials in accordance with the investigational plan and protocol for each product candidate and in compliance with regulations and standards, commonly referred to as "good clinical practice", for conducting, recording and reporting results of clinical trials to assure that the data and results are credible and accurate and the trial participants are adequately protected, as required by the FDA and foreign regulatory agencies. We may face delays in our regulatory approval process if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers.

We depend on our collaborators to help us develop and test our proposed products, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, clinical testing and commercialization of our proposed products requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

•	Design and conduct advanced clinical trials in the event that we reach clinical trials;
•	Fund research and development activities with us;
•	Pay us fees upon the achievement of milestones; and
•	Market with us any commercial products that result from our collaborations.

Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner, or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments.

If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

We are in a Strategic Joint Venture which may slow, impede or result in the termination of potential therapeutic products whose development is now the responsibility of the partnership and not solely of the Company.

  In 2008, the Company entered into a new partnership (CHA) and as a result, we are subject to 3rd party interests and control issues, not the least of which relates to certain of our employees no longer being exclusively managed by us. We therefore could be at risk for losing key employees. Additionally substantial operating and working capital will be required and there is no assurance that CHA Biotech Co. limited, partner in our joint venture, will be able to fund their requirements. Any failure on their part could negatively impact our product development, human capital and financial resources allocated to other of our programs.

Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products .

We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

Preclinical & Clinical Product Development Risks

  We have limited experience in conducting and managing preclinical development activities, clinical trials and the application process necessary to obtain regulatory approvals.

Our limited experience in conducting and managing preclinical development activities, clinical trials and the application process necessary to obtain regulatory approvals might prevent us from successfully designing or implementing a preclinical study or clinical trial. If we do not succeed in conducting and managing our preclinical development activities or clinical trials, or in obtaining regulatory approvals, we might not be able to commercialize our product candidates, or might be significantly delayed in doing so, which will materially harm our business.

Our ability to generate revenues from any of our product candidates will depend on a number of factors, including our ability to successfully complete clinical trials, obtain necessary regulatory approvals and implement our commercialization strategy. In addition, even if we are successful in obtaining necessary regulatory approvals and bringing one or more product candidates to market, we will be subject to the risk that the marketplace will not accept those products. We may, and anticipate that we will need to, transition from a company with a research and development focus to a company capable of supporting commercial activities and we may not succeed in such a transition.

Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict the extent of our future losses or when or if we will become profitable.

Our failure to successfully commercialize our product candidates or to become and remain profitable could depress the market price of our common stock and impair our ability to raise capital, expand our business, diversify our product offerings and continue our operations.

  None of the products that we are currently developing has been approved by the FDA or any similar regulatory authority in any foreign country. Our approach of using cell-based therapy for the treatment of Retinal disease (we are beginning with a treatment for Startgardt’s disease, for which we filed an IND with the FDA) is risky and unproven and no products using this approach have received regulatory approval in the United States or Europe.

We believe that no company has yet been successful in its efforts to obtain regulatory approval in the United States or Europe of a cell-based therapy product for the treatment of retinal disease or degeneration in humans. Cell-based therapy products, in general, may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval by regulators or commercial use. Many companies in the industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. If our clinical trials are unsuccessful or significantly delayed, or if we do not complete our clinical trials, we will not receive regulatory approval for or be able to commercialize our product candidates.

Our lead product candidate, our therapeutic Retinal program for Startgardt’s disease has not yet started Phase I Clinical Trials and has not yet received approval from the FDA or any similar foreign regulatory authority for any indication.

We cannot market any product candidate until regulatory agencies grant approval or licensure. In order to obtain regulatory approval for the sale of any product candidate, we must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to the satisfaction of regulatory authorities that our product candidates are safe and effective for each indication under the applicable standards relating to such product candidate. The preclinical studies and clinical trials of any product candidates must comply with the regulations of the FDA and other governmental authorities in the United States and similar agencies in other countries. Our therapeutic Retinal program may never receive approval from the FDA or any similar foreign regulatory authority.

We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval and/or commercialization of our product candidates, including the following:

•	The FDA or similar foreign regulatory authorities may find that our product candidates are not sufficiently safe or effective or may find our cell culturing processes or facilities unsatisfactory,
•	Officials at the FDA or similar foreign regulatory authorities may interpret data from preclinical studies and clinical trials differently than we do,
•
Our clinical trials may produce negative or inconclusive results or may not meet the level of statistical significance required by the FDA or other regulatory authorities, and we may decide, or regulators may require us, to conduct additional preclinical studies and/or clinical trials or to abandon one or more of our development programs,

•	The FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations,
•
There may be delays or failure in obtaining approval of our clinical trial protocols from the FDA or other regulatory authorities or obtaining institutional review board approvals or government approvals to conduct clinical trials at prospective sites,

•	We, or regulators, may suspend or terminate our clinical trials because the participating patients are being exposed to unacceptable health risks or undesirable side effects,
•	We may experience difficulties in managing multiple clinical sites,
•
Enrollment in our clinical trials for our product candidates may occur more slowly than we anticipate, or we may experience high drop-out rates of subjects in our clinical trials, resulting in significant delays,

•	We may be unable to manufacture or obtain from third party manufacturers sufficient quantities of our product candidates for use in clinical trials, and
•	Our product candidates may be deemed unsafe or ineffective, or may be perceived as being unsafe or ineffective, by healthcare providers for a particular indication.

Any delay of regulatory approval will harm our business.

Risks Related to Competition

The market for therapeutic stem cell products is highly competitive.

We expect that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology companies. These companies are developing stem cell-based products and they have significantly greater capital resources in research and development, manufacturing, testing, obtaining regulatory approvals, and marketing capabilities. Many of these potential competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent recognition and filings.

The biotechnology industries are characterized by rapidly evolving technology and intense competition. Our competitors include major multinational pharmaceutical companies, specialty biotechnology companies and chemical and medical products companies operating in the fields of regenerative medicine, cell therapy, tissue engineering and tissue regeneration.

Many of these companies are well-established and possess technical, research and development, financial and sales and marketing resources significantly greater than ours. In addition, certain smaller biotech companies have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies' potential research and development and commercialization advantages. Academic institutions, governmental agencies and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those we are developing. Moreover, many of these competitors may be able to obtain patent protection, obtain FDA and other regulatory approvals and begin commercial sales of their products before we do.

In the general area of cell-based therapies (including both ES cell and autologous cell therapies), we compete with a variety of companies, most of whom are specialty biotechnology companies, such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Aastrom Biosciences, Inc., Viacell, Inc., MG Biotherapeutics, Celgene, BioHeart, Inc., Baxter Healthcare, Osiris Therapeutics and Cytori.

Each of these companies are well-established and have substantial technical and financial resources compared to us. However, as cell-based products are only just emerging as medical therapies, many of our direct competitors are smaller biotechnology and specialty medical products companies. These smaller companies may become significant competitors through rapid evolution of new technologies. Any of these companies could substantially strengthen their competitive position through strategic alliances or collaborative arrangements with large pharmaceutical or biotechnology companies.

The diseases and medical conditions we are targeting have no effective long-term therapies. Nevertheless, we expect that our technologies and products will compete with a variety of therapeutic products and procedures offered by major pharmaceutical companies (in the Retinal Disease indication one of our primary competitors is Celgene). Many pharmaceutical and biotechnology companies are investigating new drugs and therapeutic approaches for the same purposes, which may achieve new efficacy profiles, extend the therapeutic window for such products, alter the prognosis of these diseases, or prevent their onset.

We believe that our products, when and if successfully developed, will compete with these products principally on the basis of improved and extended efficacy and safety and their overall economic benefit to the health care system.

Competition for any stem cell products that we may develop may be in the form of existing and new drugs, other forms of cell transplantation, ablative and simulative procedures, and gene therapy. We believe that some of our competitors are also trying to develop stem and progenitor cell-based technologies. We expect that all of these products will compete with our potential stem cell products based on efficacy, safety, cost and intellectual property positions. We may also face competition from companies that have filed patent applications relating to the use of genetically modified cells to treat disease, disorder or injury. In the event our therapies should require the use of such genetically modified cells, we may be required to seek licenses from these competitors in order to commercialize certain of our proposed products, and such licenses may not be granted.

If we develop products that receive regulatory approval, they would then have to compete for market acceptance and market share. For certain of our potential products, an important success factor will be the timing of market introduction of competitive products. This timing will be a function of the relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market. These competitive products may also impact the timing of clinical testing and approval processes by limiting the number of clinical investigators and patients available to test our potential products.

Our competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than we do.

 Private and public academic and research institutions also compete with us in the research and development of therapeutic products based on human embryonic and adult stem cell technologies. In the past several years, the pharmaceutical industry has selectively entered into collaborations with both public and private organizations to explore the possibilities that stem cell therapies may present for substantive breakthroughs in the fight against disease.

The biotechnology and pharmaceutical industries are characterized by intense competition. We compete against numerous companies, both domestic and foreign, many of which have substantially greater experience and financial and other resources than we have. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by us.

 Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, many of which have substantially greater resources and experience in our fields than we do, are well situated to effectively compete with us. Any of the world's largest pharmaceutical companies represents a significant actual or potential competitor with vastly greater resources than ours. These companies hold licenses to genetic selection technologies and other technologies that are competitive with our technologies. These and other competitive enterprises have devoted, and will continue to devote, substantial resources to the development of technologies and products in competition with us.

  Many of our competitors have significantly greater experience than we have in the development, pre-clinical testing and human clinical trials of biotechnology and pharmaceutical products, in obtaining FDA and other regulatory approvals of such products and in manufacturing and marketing such products.

Accordingly our competitors may succeed in obtaining FDA approval for products more rapidly or effectively than we can. Our competitors may also be the first to discover and obtain a valid patent to a particular stem cell technology which may effectively block all others from doing so. It will be important for us or our collaborators to be the first to discover any stem cell technology that we are seeking to discover. Failure to be the first could prevent us from commercializing all of our research and development affected by that discovery. Additionally, if we commence commercial sales of any products, we will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which we have no experience.

General Risks Relating to Our Business

We are subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business. See "LEGAL PROCEEDINGS" in this prospectus for a more complete discussion of currently pending litigation against the Company.

We may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce our ability to operate profitably.

Our ability to successfully commercialize certain of our proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products with a consequent harm to our business. We cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive, or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon our business model.

Our products are likely to be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.

Our products are likely to be significantly more expensive to manufacture than most other drugs currently on the market today. Our present manufacturing processes produce modest quantities of product intended for use in our ongoing research activities, and we have not developed processes, procedures and capability to produce commercial volumes of product. We hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of most drugs on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

Our current source of revenues depends on the stability and performance of our sub-licensees.

 Our ability to collect royalties on product sales from our sub-licensees will depend on the financial and operational success of the companies operating under a sublicense. Revenues from those licensees will depend upon the financial and operational success of those third parties. We cannot assure you that these licensees will be successful in obtaining requisite financing or in developing and successfully marketing their products. These licensees may experience unanticipated obstacles including regulatory hurdles, and scientific or technical challenges, which could have the effect of reducing their ability to generate revenues and pay us royalties.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

 Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. The loss of one or more certain key executive officers, or scientific officers, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

Our credibility as a business operating in the field of human embryonic stem cells is largely dependent upon the support of our Ethics Advisory Board.

 Because the use of human embryonic stem cells gives rise to ethical, legal and social issues, we have instituted an Ethics Advisory Board. Our Ethics Advisory Board is made up of highly qualified individuals with expertise in the field of human embryonic stem cells. We cannot assure you that these members will continue to serve on our Ethics Advisory Board, and the loss of any such member may affect the credibility and effectiveness of the Board. As a result, our business may be materially harmed in the event of any such loss.

Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

We have no product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entail an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. We have no product liability insurance. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.
We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

We presently have members of management and other key employees located in various locations throughout the country which adds complexities to the operation of the business.

 Presently, we have members of management and other key employees located in both California and Massachusetts, which adds complexities to the operation of our business.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, have materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome.

Risks Relating to Our Common Stock

Stock prices for biotechnology companies have historically tended to be very volatile.

Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

•	Clinical trial results,
•	The amount of cash resources and ability to obtain additional funding,
•	Announcements of research activities, business developments, technological innovations or new products by companies or their competitors,
•	Entering into or terminating strategic relationships,
•	Changes in government regulation,
•	Disputes concerning patents or proprietary rights,
•	Changes in revenues or expense levels,
•	Public concern regarding the safety, efficacy or other aspects of the products or methodologies being developed,
•	Reports by securities analysts,
•	Activities of various interest groups or organizations,
•	Media coverage, and
•	Status of the investment markets.

This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

A significant number of shares of our common stock have become available for sale and their sale could depress the price of our common stock.

In 2008, a significant number of our outstanding securities that were previously restricted became eligible for sale under Rule 144 of the Securities Act, and their sale will not be subject to any volume limitations.

We may also sell a substantial number of additional shares of our common stock in connection with a private placement or public offering of shares of our common stock (or other series or class of capital stock to be designated in the future). The terms of any such private placement would likely require us to register the resale of any shares of capital stock issued or issuable in the transaction. We have also issued common stock to certain parties, such as vendors and service providers, as payment for products and services. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute your interest in the company.

Sales of a substantial number of shares of our common stock under any of the circumstances described above could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

 Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Furthermore, we may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Our common stock is subject to "penny stock" regulations and restrictions on initial and secondary broker-dealer sales .

The Securities and Exchange Commission (SEC) has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Penny stocks are subject to certain additional oversight and regulatory requirements. Brokers and dealers affecting transactions in our common stock in many circumstances must obtain the written consent of a customer prior to purchasing our common stock, must obtain information from the customer and must provide disclosures to the customer. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to sell your shares of our common stock in the secondary market.

 As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders will receive all proceeds from the sales of these common shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their common shares).

SELLING STOCKHOLDERS

The selling shareholders named in this prospectus (the "Selling Shareholders") are offering all of the 20,793,930 shares offered through this prospectus, including 18,986,445 shares of our common stock, issuable upon exercise of options under our 2005 Stock Incentive Plan, 406,324 outstanding shares of our common stock issued under our 2005 Stock Incentive Plan, 750,000 shares of our common stock, issuable upon exercise of options under our 2004 Stock Option Plan, and 651,161 shares of our common stock, issuable upon exercise of options under our 2004 Stock Option Plan II.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2005 Incentive Stock Plan, 2004 Stock Option Plan, or 2004 Stock Option Plan II, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security. The percentages for each Selling Stockholder are calculated based on 1,545,269,200 shares issued and outstanding as of May 31, 2011, plus any additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law.

	Shares Beneficially Owned			Number Of		Shares Beneficially Owned Upon
	Prior to this Offering			Shares Being		Completion of the Offering (1)
Name	Number		Percent	Offered		Number	Percent
Estate of William Caldwell (2)	95,415,141	(3)	6.15%	2,554,273	(4)	92,860,868	5.92%
Gary Rabin	7,170,763	(5)	*	5,000,000	(6)	5,087,430	*
Robert Lanza	28,989,402	(7)	1.86%	12,633,333	(8)	18,592,180	1.19%
Alan Shapiro	19,536,099	(9)	1.25%	506,324	(10)	19,029,775	1.21%
Erkki Ruoslahti	2,844,119	(11)	*	100,000	(12)	2,744,119	*

* Less than 1%.

(1) Assumes that all shares offered are sold.

(2) William Caldwell was the Company’s chairman and chief executive officer. Mr. Caldwell passed away on December 13, 2010.

(3) Includes 5,108,546 shares subject to stock options that are currently exercisable or exercisable within 60 days of May 31, 2011 that are held directly by the Estate of William Caldwell.

(4) Represents 651,161 shares issuable upon exercise of options under the 2004 Stock Option Plan II with an exercise price of $0.25, and 1,903,112 shares issuable upon exercise of options under the 2005 Incentive Stock Plan, with an exercise price of $0.85.

(5) Includes 2,083,333 shares issuable upon exercise of options exercisable within 60 days of May 31, 2011.  Mr. Rabin is the Company’s interim chief executive officer and chairman.

(6) Represents shares issuable upon exercise of options under the 2005 Incentive Stock Plan, with an exercise price of $0.14.

(7) Includes 10,397,222 shares issuable upon exercise of options exercisable within 60 days of May 31, 2011. Dr. Lanza is the Company’s chief scientific officer.

 (8) Represents (i) 750,000 shares issuable upon exercise of options under our 2004 Stock Option Plan with an exercise price of $0.05, (ii) 500,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan with an exercise price of $0.85, (iii) 250,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan with an exercise price of $2.20, (iii) 4,000,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan with an exercise price of $0.21, (iv) 5,350,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan with an exercise price of $0.098, and (v) 1,783,333 shares issuable upon exercise of options under our 2005 Incentive Stock Plan with an exercise price of $0.195.

(9) Includes (i) 5,882,604 outstanding shares, (ii) 10,535,155 shares issuable upon exercise of convertible debentures held by The Shapiro Family Trust and of which Dr. Shapiro may be deemed the beneficial owner, (iii) 3,018,340 shares issuable upon exercise of warrants, and (iv) 100,000 shares issuable upon exercise of stock options exercisable within 60 days of May 30, 2011. Mr. Shapiro is a director of the Company.

(10) Represents (i) 406,324 shares issued under our 2005 Incentive Stock Plan, (ii) 50,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan, with an exercise price of $2.48, and (ii) 50,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan, with an exercise price of $1.35.

(11) Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 2011. Mr. Ruoslahti is a director of the Company.

(12) Represents (i) 50,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan, with an exercise price of $2.04, and (ii) 50,000 shares issuable upon exercise of options under our 2005 Incentive Stock Plan, with an exercise price of $1.35.

PLAN OF DISTRIBUTION

Timing of Sales

Under our 2005 Incentive Stock Plan, 2004 Stock Option Plan, and 2004 Stock Option Plan II, we were authorized to issue up to 251,011,033, 2,800,000, and 1,301,161 shares of our common stock, respectively,

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the Selling Stockholders determine from time to time.

Manner Of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
3.	ordinary brokerage transactions in which the broker solicits purchasers;
4.	through options, swaps or derivatives;
5.	in transactions to cover short sales;
6.	privately negotiated transactions; or
7.	in a combination of any of the above methods.

The Selling Stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference in the prospectus have been audited by SingerLewak LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report included in our 10-K for the year ended December 31, 2010 and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that, Sichenzia Ross Freidman Ference LLP (including its members) have received shares of the Company's common stock.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholders have sold all of the shares offered hereby or such shares have been deregistered.

Reference is made to the Registrant’s Form 10-K, filed with the SEC on March 17, 2011 for the year ended December 31, 2010, which is hereby incorporated by reference.

Reference is made to the Registrant’s Form 10-Q, filed with the SEC on May 6, 2011 for the quarter ended March 31, 2011, which is hereby incorporated by reference.

Reference is made to the Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2011, June 7, 2011, and June 14, 2011, which are hereby incorporated by reference.

Reference is made to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 10, 2011 which is hereby incorporated by reference.

Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form 8-A, filed with the SEC on May 28, 2003 (SEC File No. 000-50295), which is hereby incorporated by reference.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Gary Rabin, Interim Chief Executive Officer, 33 Locke Drive, Marlborough, MA 01752.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified pursuant to our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 3.                                Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

Reference is made to the Registrant’s Form 10-K, filed with the SEC on March 17, 2011 for the year ended December 31, 2010, which is hereby incorporated by reference.

Reference is made to the Registrant’s Form 10-Q, filed with the SEC on May 6, 2011 for the quarter ended March 31, 2011, which is hereby incorporated by reference.

Reference is made to the Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2011, June 7, 2011, and June 14, 2011, which are hereby incorporated by reference.

Reference is made to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 10, 2011 which is hereby incorporated by reference.

Reference is made to the description of the Registrant's common stock as contained in its Registration Statement on Form 8-A, filed with the SEC on May 28, 2003 (SEC File No. 000-50295), which is hereby incorporated by reference.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Gary Rabin, Interim Chief Executive Officer, 33 Locke Drive, Marlborough, MA 01752.

Item 4.                                   Description of Securities.

Not applicable.

Item 5.                                   Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 nd fl., New York, NY 10006. Sichenzia Ross Friedman Ference LLP or certain members or employees of Sichenzia Ross Friedman Ference LLP have received shares of the Company’s common stock.

Item 6.                                   Indemnification of Directors and Officers.

Our directors and officers are indemnified pursuant to our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.                                   Exemption from Registration Claimed.

Not applicable.

Item 8.                                   Exhibits.

EXHIBIT NUMBER	EXHIBIT

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of SingerLewak LLP.

99.1	Advanced Cell Technology, Inc. 2005 Stock Incentive Plan (Incorporated by reference to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 11, 2009)

99.2	Advanced Cell Technology, Inc. 2004 Stock Option Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 23, 2005)

99.3	Advanced Cell Technology, Inc. 2004 Stock Option Plan II (incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 23, 2005)

Item 9.                                   Undertakings.

The Company hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered  would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S–8 (§239.16b of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement; provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),  (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on June 20, 2011:

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Gary Rabin
Gary Rabin
Interim CEO and Chairman (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Gary Rabin
Gary Rabin
Interim CEO and Chairman	June 20, 2011
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Erkki Ruoslahti
Erkki Ruoslahti, M.D., Ph.D.	June 20, 2011
Director

/s/ Alan C. Shapiro
Alan C. Shapiro	June 20, 2011
Director